News Release

Investor Contact:	Steven Shallcross
(240) 599-4500

VANDA PHARMACEUTICALS ANNOUNCES RECEIPT OF NOT APPROVABLE LETTER FROM FDA FOR ILOPERIDONE

ROCKVILLE, MD, JULY 28, 2008 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) announced today the receipt of a not approvable letter from the U.S. Food and Drug Administration (FDA) in response to its New Drug Application for iloperidone, an investigational atypical antipsychotic that was reviewed for the treatment of schizophrenia.

The FDA stated that Vanda had demonstrated the effectiveness of iloperidone at 24 mg/day in the 3101 study for which the company reported results in December, 2006, and that the efficacy was similar to the active comparator, ziprasidone (Geodon®, Pfizer Inc.). In addition, the FDA also stated that iloperidone was superior to placebo in patients with schizophrenia at doses of 12-16 mg/day and 20-24 mg/day in a prior study. However, the FDA expressed concern about the efficacy of iloperidone in patients with schizophrenia relative to the active comparator, risperidone (Risperdal®, Johnson & Johnson), used in prior studies. The FDA indicated that it would require an additional trial comparing iloperidone to placebo and including an active comparator such as olanzapine (Zyprexa®, Eli Lilly & Company) or risperidone in patients with schizophrenia to demonstrate the compound’s efficacy further. The FDA also stated that it would require Vanda to obtain additional safety data for patients at a dose range of 20 to 24 mg/day.

“We are disappointed by this response, but will meet with the FDA to discuss this decision further,” said Mihael H. Polymeropoulos, M.D., Vanda’s President and CEO.

Vanda has put on hold all iloperidone-related activities pending further review.

As of June 30, 2008, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $65.6 million. Additional financial details will be provided on the August 5, 2008 earning conference call.

Conference Call

The company has scheduled a conference call for today, Monday, July 28, 2008, at 10:30 AM ET to discuss the FDA’s response. Investors can call 1-866-202-3109 (domestic) and 1-617-213-8844 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos. A replay of the call will be available Monday, July 28, 2008, at 12:30 PM ET and will be accessible until Monday, August 4, 2008, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 48122809.

The conference call will be broadcast simultaneously on the company's Web site, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary software. The call will also be archived on the Vanda Web site for a period of 30 days, through August 27, 2008.

About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company with a focus on the development and commercialization of clinical-stage product candidates for central nervous system disorders. In addition to iloperidone, Vanda is developing tasimelteon (VEC- 162), a compound for the treatment of sleep and mood disorders which is currently in Phase III development for sleep disorders. Vanda's third product candidate in clinical development, VSF-173, is currently in Phase II development for the treatment of excessive sleepiness. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

Cautionary Note Regarding Forward-Looking Statements
Various statements in this release are “forward-looking statements” under the securities laws.  Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue.  Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 (File No. 000-51863).  In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results.  There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda.  Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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